Exhibit 10.8

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

BGO GENESIS HOLDING LLC,

a Delaware limited liability company

Dated as of September 29, 2022

i

	7.04	REIT Compliance	25
	7.05	Manager Removal and Replacement	26

8.	BOOKS AND RECORDS		28

	8.01	Books and Records	28
	8.02	Accounting and Fiscal Year	28
	8.03	Valuations	29
	8.04	Income Tax Information	29
	8.05	Reports	29
	8.06	The Company Auditor	30
	8.07	[Budget	30

9.	TRANSFER OF INTERESTS		30

	9.01	No Transfer	30
	9.02	Permitted Transfers	30
	9.03	Reserved	30
	9.04	Transferees	31
	9.05	Imputed Underpayment Amounts	31
	9.06	Reserved	31
	9.07	Preferred Equity Conversion Event	31
	9.08	SP II Member Liquidity Option	32

10.	INDEMNIFICATION		33

	10.01	Indemnification	33

11.	DISSOLUTION AND TERMINATION		35

	11.01	Dissolution and Termination	35
	11.02	Winding Up and Articles of Dissolution	35

12.	Representations and warranties		35

	12.01	Representations and Warranties	35

13.	Miscellaneous		37

	13.01	Intentionally Omitted	37
	13.02	Waiver of Fiduciary and Other Duties	37
	13.03	Intentionally Omitted	37
	13.04	Notices	38
	13.05	Further Assurances	38
	13.06	Captions	39
	13.07	Pronouns	39
	13.08	Successors and Assigns	39
	13.09	Extension Not a Waiver	39
	13.10	No Third Party Rights	39
	13.11	Severability	39
	13.12	Entire Agreement	39
	13.13	Counterparts	39
	13.14	Survival	39

ii

13.15	Confidentiality	40
13.16	Governing Law	40
13.17	Amendments	40
13.18	Specific Performance	40

SCHEDULES

SCHEDULE A – Properties, Property Owners and Property Owner Parents

SCHEDULE B – Members’ Initial Capital Contributions and Funding Percentages

SCHEDULE C – Form of REOC Letter

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF
BGO GENESIS HOLDING LLC

This LIMITED LIABILITY COMPANY AGREEMENT of BGO GENESIS HOLDING LLC, a Delaware limited liability company (the “Company”), is dated as of September 29, 2022 (the “Effective Date”), by and among Sun Life (U.S.) HoldCo 2020, Inc., a Delaware corporation (“SL Member”), Strategic Partners II Genesis, LLC, a Delaware limited liability company (“SP II Member”), and BentallGreenOak (U.S.) Limited Partnership, a Delaware limited partnership (“BGO Manager”). Capitalized terms used in this Agreement have the meanings given in Article 1 hereof or in the Sections of this Agreement referenced in Article 1.

R E C I T A L S:

A.            The Company was formed pursuant to the filing of a Certificate of Formation of the Company dated as of August 16, 2022 (as amended from time to time, the “Certificate of Formation”), in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).

B.            BGO Manager, SL Member and SP II Member have formed the Company as a joint venture for purposes of investing in a certain portfolio of industrial and logistics properties located in Ohio, Missouri and Wisconsin and more particularly described on Schedule A attached hereto; each property listed on Schedule A is referred to in this Agreement as a “Property,” each entity identified on Schedule A as the owner of a Property is referred to in this Agreement as a “Property Owner,” and each entity identified on Schedule A as the parent company of a Property Owner is referred to in this Agreement as a “Property Owner Parent.”

C.            In furtherance thereof, the Company and NorthPoint NTR Holdings, LLC, a Delaware limited liability company (the “NP JV Member”) have formed NP BGO NTR Portfolio, LLC, a Delaware limited liability company (the “Investment JV”), which has entered into a certain Contribution, Sale and Distribution Agreement with The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (“NML”) and certain entities defined therein as the “Contributors” (the “NP Contributors”), dated on or about the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the Investment JV shall acquire the Properties, indirectly, through the acquisition of one hundred percent (100%) of the equity interests in each Property Owner Parent and each Property Owner, on the terms and subject to the conditions set forth in the Contribution Agreement.

D.            BGO Manager, SL Member and SP II Member wish to enter into this Agreement to set forth their respective rights and obligations with respect to the Company, effective as of the date hereof and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            DEFINED TERMS

1.01         Defined Terms. As used in this Agreement, the following terms have the meanings set forth below or in the other Sections of this Agreement as indicated:

“Act” has the meaning set forth in Recital A.

“Additional Capital Contribution” has the meaning set forth in Section 4.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, or portion thereof, after giving effect to the following adjustments:

(i)            Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)            Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that neither Sun Life Financial Inc. nor any of its affiliates or subsidiaries (other than BGO Manager), nor any of their respective successors or assigns, shall be deemed to be an Affiliate of BGO Manager.

“Agreement” means this Limited Liability Company Agreement, including Schedules or Exhibits attached hereto, as the same may be amended, modified, supplemented or amended and restated from time to time in accordance with the terms hereof.

“Appraisal” means the written opinion of an Appraiser with respect to the value of a Property on an “as-is” basis.

“Appraised Value” means, with respect to any Property, the value of such Property as set forth in the most recent Appraisal obtained by the Company.

“Appraiser” means an independent, nationally recognized MAI-licensed (or equivalent) real estate appraiser.

“Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Company or any Subsidiary.

“Available Cash” means all cash held by the Company, including all amounts distributed to the Company by the Investment JV in accordance with the Investment JV Agreement (and excluding, for clarity, any Capital Contributions by the Members), that is available for distribution to the Members, after taking into account the amount of such items as the Manager determines in good faith to be necessary or appropriate for the payment of Company Expenses, liabilities, and other obligations (whether fixed or contingent, current or future), or for the establishment of appropriate reserves for such expenses, liabilities, and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Company’s investment activities and operations.

“Bad Act” has the meaning set forth in Section 7.05(a).

“Bad Act Notice” has the meaning set forth in Section 7.05(b)(i).

“BGO Manager” has the meaning set forth in the Introductory Paragraph.

“Book Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Book Value of any asset contributed to the Company shall be the gross fair market value of such asset at the time of such contribution as determined by Manager;

(ii)            The Book Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by Manager at the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (D) the grant of an Interest in the Company (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of becoming a Member; and (E) at such other times as reasonably determined by Manager and permitted by Regulations.

(iii)           The Book Value of any Assets distributed by the Company to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value (taking Code Section 7701(g) into account) of such Asset as of the date of distribution as determined by Manager; and

(iv)          The Book Values of Assets shall take into account any adjustments to the adjusted basis of any Asset pursuant to Section 734 or Section 743 of the Code in determining such Asset’s Book Value in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(m).

If the Book Value of an Asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Business Days” means Monday through Friday of each week, except that (i) a legal holiday recognized as such by the government of the United States and (ii) any other day on which banks in the State of New York are required or permitted to be closed shall not be regarded as Business Days.

“Capital Account” has the meaning set forth in Section 5.01.

“Capital Call” has the meaning set forth in Section 4.02.

“Capital Contribution” means, with respect to any Member, any contribution to the capital of the Company made by such Member pursuant to this Agreement, including the Initial Capital Contributions and any Additional Capital Contributions.

“Capital Event” means (i) a sale of assets of the Company or any Subsidiary, including a sale of one or more Properties, exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) funding of any loan to the Company or any Subsidiary, excluding short term borrowing in the ordinary course of business; (iii) condemnation of all or any part of or an interest in any real property that is owned by the Company or any Subsidiary through the exercise of the power of eminent domain; (iv) any loss of all or a portion of any real property that is owned by the Company or any Subsidiary or an interest therein by casualty, failure of title or otherwise; and (v) the release of any material amounts reserved in connection with any Capital Event.

“Capital Percentage” means, with respect to each Member, the percentage determined by (A) dividing the amount of Capital Contributions made by such Member by the aggregate Capital Contributions made by all Members and (B) multiplying the amount so obtained by one hundred percent (100%). The calculation of Capital Percentages shall reflect Capital Contributions made in respect of Common Equity Investments and Capital Contributions made in respect of Preferred Equity Investments, in the aggregate.

“Certificate of Formation” has the meaning set forth in Recital A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Equity Investment” means the Capital Contributions to the Company made by the Common Members, including the Initial Capital Contribution made by SP II Member on or about the Effective Date and any Additional Capital Contribution made by any Common Member and designated for treatment as a Common Equity Investment.

“Common Equity Percentage” means, with respect to each Common Member, the percentage representing the ratio of such Common Member’s Common Equity Investment to the aggregate Common Equity Investments of all Common Members. As of the Effective Date, SP II Member is the sole Common Member with a Common Equity Percentage of 100%.

“Common Member” means (i) initially, SP II Member, and (ii) thereafter, any other Person that holds a Common Equity Investment in the Company in accordance with the terms of this Agreement (including, following a Preferred Equity Conversion Event, the NTR Member).

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Auditor” has the meaning set forth in Section 8.06.

“Company Expenses” means the following, as determined by Manager in its good faith discretion: (i) all costs, expenses or obligations of the Company or otherwise incurred by the Manager in connection with the performance of this Agreement or the business, operations and affairs of the Company, including the cost of Appraisers, valuation agents, administrators, experts, custodians, outside counsel, advisors, consultants, accountants, auditors, tax return preparers and other professionals, (ii) costs related to organizing, maintaining, operating, restructuring, winding up, liquidating and dissolving the Company, (iii) expenses incurred by the Company in connection with the Company’s investment in the Portfolio, including negotiation of the Contribution Agreement, the Financing Documents for the NML Acquisition Financing and the Investment JV Agreement, (iv) the Company’s share of transaction costs incurred by the Investment JV pursuant to the Contribution Agreement, (v) insurance premiums, taxes and other governmental charges, fees and duties payable by or imposed on or assessed on the Company, (vi) costs and expenses associated with litigation, arbitration and similar proceedings involving the Company, (vii) claims, damages, liabilities, costs and other amounts (including legal fees) subject to indemnification under this Agreement and (viii) amounts payable by the Company from time to time in respect of Shortfall Loans, if any; provided that Company Expenses shall not include, and neither the Manager nor any of its Affiliates shall be reimbursed by the Company for: (x) expenses, the payment of which is known to the Manager to be prohibited under the governing documents of any Member, (y) costs and expenses of providing to the Company and the Manager the office space, facilities, utility service, supplies and necessary internal administrative and clerical functions connected with the Company’s business, and (z) any costs relating to the compensation of the investment professionals and other employees of the Manager and its Affiliates.

“Company TRS” has the meaning set forth in Section 7.04(c).

“Contribution Agreement” has the meaning set forth in Recital C.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities or similar ownership interests or by contract. For the avoidance of doubt, “Control” does not require majority ownership of a Person.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the "remedial method" as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of Book Value recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any method selected by the Partnership Representative.

“Dispute Notice” has the meaning set forth in Section 7.05(b)(i).

“Economic Capital Account” means, with respect to any Member, such Member’s Capital Account balance as of the date of determination, after crediting to such Capital Account any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

“Excusable Employee Breach Conditions” shall be satisfied in the case of a Bad Act as described in Section 7.05(a)(i) or 7.05(a)(ii) if: (i) the conduct in question is committed by an employee of Manager that does not hold a position having responsibilities of Managing Director or greater (a “Manager Executive”); (ii) such conduct was not taken at the direction of a Manager Executive; (iii) the employee in question is removed from all responsibility for the business and affairs of the Company and the Subsidiaries within thirty (30) days after Manager becomes aware of such conduct; and (iv) within forty-five (45) days after Manager becomes aware of such conduct, the Company, any Member and/or any applicable Subsidiary is reimbursed by Manager for all monetary losses, costs, damages or liabilities incurred by such Person as a result of such conduct.

“Expedited Dispute Resolution” has the meaning set forth in Section 7.05(b)(ii).

“Financing” means any loan to the Company or any Subsidiary and any amendment, extension, restatement, modification, restructuring or refinancing of any such loan to the Company or any Subsidiary, including the NML Acquisition Financing.

“Financing Documents” means the documents evidencing, governing and/or securing a Financing.

“Fiscal Year” has the meaning set forth in Section 8.02.

“Funding Percentage” means, with respect to each Member, the percentage identified as such and set forth opposite such Member’s name on Schedule B.

“Imputed Underpayment Amount” means (i) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of U.S. federal, state, local or foreign tax law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item (including, without limitation, any “partnership-related item” within the meaning of Code Section 6241(2) (or any corresponding or similar provision of U.S. federal, state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (ii) any amount not described in clause (i) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of U.S. federal, state, local or foreign tax law), and/or (iii) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of U.S. federal, state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Indemnified Party” has the meaning set forth in Section 10.01(d).

“Indemnifying Party” has the meaning set forth in Section 10.01(d).

“Indemnitees” has the meaning set forth in Section 10.01(a).

“Indemnity Laws” has the meaning set forth in Section 10.01(c).

“Initial Capital Contributions” has the meaning set forth in Section 4.01.

“Initial Mandatory Redemption Date” has the meaning set forth in Section 3.02(c).

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. An Interest may be in a respect of a Common Equity Interest or a Preferred Equity Interest.

“Interest Sale Lockout Period” means the period beginning on the Effective Date and ending on the date that is five (5) years thereafter.

“Investment JV” has the meaning set forth in Recital C.

“Investment JV Agreement” means that certain Limited Liability Company Agreement of the Investment JV, dated on or about the date hereof, by and between NorthPoint JV Member and the Company, as the same may be amended, modified, supplemented or amended and restated from time to time in accordance with the terms thereof.

“Investment JV Capital Call” has the meaning set forth in Section 4.02.

“Investment JV Interest” means the Company’s right, title and interest as a member of the Investment JV, including all components of its “Interest” under and as defined in the Investment JV Agreement.

“Liquidity Notice” has the meaning set forth in Section 9.08.

“Liquidity Trigger Event” has the meaning set forth in Section 9.08.

“Major Decision” has the meaning set forth in Section 7.01(b).

“Manager” means (i) initially, BGO Manager, and (ii) thereafter, any other Person appointed to act as Manager hereunder in accordance with the terms of this Agreement, including following a removal of a Manager pursuant to Section 7.05(a); provided that at all times following a Preferred Equity Conversion Event and during which the NTR continues to hold a direct or indirect interest in the Company, the NTR Member shall be the Manager.

“Mandatory Redemption Capital Event” has the meaning set forth in Section 3.02(c).

“Mandatory Redemption Cure Period” has the meaning set forth in Section 3.02(c).

“Mandatory Redemption Date” has the meaning set forth in Section 3.02(c).

“Member” or “Members” means one or more (as the case may be) of SL Member and SP II Member and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company. References herein to Members shall refer to both the Common Member(s) and the Preferred Member(s).

“Member’s Owner” has the meaning set forth in Section 9.09(a).

“Net Profits” and “Net Losses” means for any period the net taxable income or loss, respectively, on a consolidated basis of the Company and the Subsidiary for such period, in each case as determined for federal income tax purposes, but computed with the following adjustments (without duplication):

(i)             items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Asset and Depreciation) shall be computed based upon the Book Value of the Assets rather than upon such Assets’ adjusted bases for federal income tax purposes;

(ii)            any tax-exempt income received by the Company or the Subsidiary shall be deemed for these purposes only to be taxable income;

(iii)           any expenditure of the Company or the Subsidiary described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;

(iv)           there shall be taken into account any separately stated items under Section 703(a) of the Code;

(v)            if the Book Value of any Asset is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such Asset for purposes of computing Net Profits and Net Losses;

(vi)           to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) from the disposition of such Asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

(vii)          notwithstanding any other provision of this definition, any items of income, gain, loss, or deduction or credit allocated pursuant to Section 6.02 shall not be taken into account. The amounts of the items of Company income, gain, loss, or deduction available to be allocated pursuant to Section 6.02 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“New Property Acquisition” has the meaning set forth in Section 7.01(b)(vi).

“NML” has the meaning set forth in Recital C.

“NML Acquisition Financing” means the mortgage financing obtained by the Property Owners on or about the Effective Date and secured by the Properties.

“NP Contributors” has the meaning set forth in Recital C.

“NP JV Member” has the meaning set forth in Recital C.

“NTR” means BentallGreenOak Industrial Real Estate Income Trust, Inc, a Maryland corporation.

“NTR Change of Control” has the meaning set forth in Section 9.07(d).

“NTR Investment Agreement” means an agreement, in a form to be agreed upon by SL Member and the NTR and/or the NTR Partnership, to be entered into by SL Member or its Affiliate and the NTR and/or the NTR Operating Partnership, setting forth the terms on which, among other things, SL Member will have the right, following the Preferred Equity Conversion Event, to contribute its Common Equity Investment to the NTR and/or the NTR Operating Partnership in exchange for equity interests therein.

“NTR Member” means the NTR, the NTR Operating Partnership or a subsidiary of either of the foregoing that will become a Member following the Preferred Equity Conversion Event.

“NTR Operating Partnership” means BGO REIT Operating Partnership LP, a Delaware limited partnership.

“OFAC” has the meaning set forth in Section 12.01(a)(vii).

“Partnership Representative” has the meaning set forth in Section 6.05(a).

“Party” means each Person that is a party to this Agreement from time to time, whether as a Member or a Manager. As of the Effective Date, BGO Manager, SL Member and SP II Member are the Parties.

“Patriot Act” has the meaning set forth in Section 12.01(a)(vii).

“PECE Notice” has the meaning set forth in Section 9.07.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Portfolio Budget” means for each Fiscal Year of the Company, the annual budget and/or business plan for the Properties, and any amendments, modifications or supplements thereto, in each case adopted by the Investment JV in accordance with the terms of the Investment JV Agreement (which terms include, in each instance, the approval of the Company).

“Preferred Equity Conversion Event” has the meaning given in Section 9.07.

“Preferred Equity Investment” means the Initial Capital Contributions made by SL Member on or about the Effective Date, as increased by the amount of any Additional Capital Contribution made by SL Member in accordance with Section 4.02 and treated as a Preferred Equity Investment.

“Preferred Investment Balance” means, as of the date of determination, the sum of, without duplication, (a) the total Preferred Equity Investment less the aggregate amount of all distributions made to Preferred Member pursuant to the terms of this Agreement as a return of (and not on or in respect of) the Preferred Equity Investment, plus (b) any Preferred Return that is not timely paid, and deferred and added to the Preferred Investment Balance pursuant to Section 3.02(b).

“Preferred Investment Total Return Amount” means the sum of (a) the Preferred Investment Balance, plus (b) any accrued but unpaid Preferred Return (including Preferred Return at the Default Rate after the Mandatory Redemption Date), plus (c) any other amounts due and payable to SL Member pursuant to the terms of this Agreement (but excluding repayment of any Shortfall Loan made by SL Member and any accrued but unpaid interest thereon).

“Preferred Member” means (i) initially, SL Member, and (ii) thereafter, any other Person that holds a Preferred Equity Investment in the Company in accordance with the terms of this Agreement.

“Preferred Member Interest” means the Interest in the Company issued to SL Member in respect of its Preferred Equity Investment.

“Preferred Return” has the meaning set forth in Section 3.02(b).

“Preferred Return Rate” means (i) prior to the Mandatory Redemption Date, a per annum rate, calculated on the basis of a 360-day year and the actual number of days elapsed, equal to six percent (6%), and (ii) if the Preferred Investment Total Return Amount is not paid on or prior to the Mandatory Redemption Date, from and after the Mandatory Redemption Date until paid, a per annum rate, calculated on the basis of a 360-day year and the actual number of days elapsed, equal to eight percent (8%), compounding quarterly (the “Default Rate”).

“Prohibited Person” means any Person that (i) is unable to make the representations and warranties set forth in Section 12.01, or (ii) is a competitor of BGO Manager or its Affiliates.

“Property” has the meaning set forth in Recital B.

“Property Owner” has the meaning set forth in Recital B.

“Property Owner Parent” has the meaning set forth in Recital B.

“Regulations” means the income tax regulations promulgated under the Code.

“REIT” has the meaning set forth in Section 7.04(a).

“REIT Member Owner” has the meaning set forth in Section 7.04(a).

“Removal Notice” has the meaning set forth in Section 7.05(b)(i).

“Removing Member” has the meaning set forth in Section 7.05(b)(i).

“Shortfall Lender” has the meaning set forth in Section 4.02(b) .

“Shortfall Loan” has the meaning set forth in Section 4.02(b).

“SL Member” has the meaning set forth in the Introductory Paragraph.

“SP Investment Advisory Agreement” has the meaning set forth in Section 7.03.

“SP II Member” has the meaning set forth in the Introductory Paragraph.

“SP II Member Buyout Transaction” has the meaning set forth in Section 9.08(a).

“SP II Member Recap Investor” has the meaning set forth in Section 9.08(c).

“SP II Member Required Proceeds” has the meaning set forth in Section 9.08.

“Subsidiary” means any corporation, limited liability company or other entity, owned, in whole or in part, directly or indirectly, by the Company. Each of the Investment JV, each Property Owner Parent and each Property Owner is a Subsidiary.

“Subsidiary Agreement” means, with respect to each Subsidiary, the operating agreement, limited partnership agreement or other governing agreement of such Subsidiary, as it may be amended, modified, supplemented or amended and restated from time to time in accordance with the terms thereof.

“Target Balance” means, with respect to any Member for any accounting period of the Company or other period, an amount equal to the hypothetical distribution such Member would receive if all Assets, including cash, were sold for cash equal to their Book Value (taking into account any adjustments to Book Value for such year or other period), all liabilities allocable to such Assets were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the Assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to the provisions of this Agreement.

“Taxing Authority” has the meaning set forth in Section 6.04.

“Transfer” (and correlative terms) has the meaning set forth in Section 9.01.

“TRS” has the meaning set forth in Section 7.04(c).

“Withholding Payments” has the meaning set forth in Section 6.04.

1.02         Construction. Words used herein, regardless of the number or any gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

2.            ORGANIZATION

2.01         Formation of the Company. The Company has been formed as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate of Formation. The Manager shall execute all such certificates and other documents conforming hereto and do all such filing, recording, publishing and other acts as in the judgment of the Manager may be appropriate to comply with all the requirements for the continuation and operation of a limited liability company under the Act and other laws of the State of Delaware. Karamjit Kalsi is hereby designated as an “authorized person” within the meaning of the Act, and such “authorized person” has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation, his power as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Manager shall execute, acknowledge and file such other documents and instruments as are necessary and/or appropriate to register, qualify to do business and/or operate the Company as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business as determined by the Manager. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.02         Name and Principal Place of Business.

(a)            The name of the Company is “BGO Genesis Holding LLC”. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

(b)            The principal place of business and office of the Company shall be initially located at c/o BGO Manager, 399 Park Avenue, 18th Floor, New York, New York 10022. Such principal place of business and office of the Company may be changed from time to time by the Manager in its discretion.

2.03         Term. The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article 11.

2.04         Registered Agent, Registered Office and Foreign Qualification. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law with notice to the Members. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by law with notice to the Members.

2.05         Purposes. Subject to the limitations set forth herein, the business and purpose of the Company shall be to:

(a)            acquire the Investment JV Interest and through such ownership, acquire interests in the Properties;

(b)            as a member of the Investment JV and indirect beneficial owner of the Properties, own, manage, improve, develop, redevelop, lease, finance (including pursuant to the NML Acquisition Loan), refinance, sell, transfer dispose of and otherwise deal with the Properties;

(c)            exercise all of its right, title and interest in and to the Investment JV Interest, including exercise of all approval and other rights under the Investment JV Agreement; and

(d)            engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

2.06         Powers. The Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

3.            MEMBERSHIP INTERESTS

3.01         Members. As of the Effective Date, SP II Member and SL Member are all of the Members of the Company, with SP II Member being the sole Common Member and SL Member being the sole Preferred Member. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company and no other Person has the right to take part in the ownership of the Company, whether as a Common Member or a Preferred Equity Member, without the consent of the Manager and the Members.

3.02         Preferred Equity Investment.

(a)            SL Member shall have all of the rights and obligations set forth in this Agreement attributed to the Preferred Equity Investment for as long as the Preferred Equity Investment remains outstanding.

(b)           The Preferred Equity Investment shall earn a return, commencing on the date of funding of the Preferred Equity Investment (or applicable portion thereof) and accruing at the Preferred Return Rate, payable quarterly on the first day of each calendar quarter (i.e., on each January 1, April 1, July 1 and October 1) (the “Preferred Return”), and to be distributed to the Preferred Member pursuant to Section 6.06. Any portion of the Preferred Return not timely paid to the Preferred Member shall be added to the outstanding balance of the Preferred Equity Investment, and shall itself earn the Preferred Return.

(c)           The Preferred Investment Total Return Amount shall be paid, and the Preferred Equity Investment thereby redeemed in full, no later than the fifth (5th) anniversary of the Effective Date (the “Initial Mandatory Redemption Date”); provided that if at any time any Financing, including the NML Acquisition Financing or any portion thereof, has a maturity date that is concurrent with the Initial Mandatory Redemption Date, Manager shall have the right, by written notice delivered to the SL Member no later than thirty (30) days prior to the Initial Mandatory Redemption Date, to extend the date for such redemption in full for a period of up to twelve (12) months (the Initial Mandatory Redemption Date, as so extended if applicable, the “Mandatory Redemption Date”). In the event that the Company fails to pay the Preferred Investment Total Return Amount on or prior to the Mandatory Redemption Date, (i) the outstanding balance of the Preferred Investment Total Return Amount shall accrue interest at the Default Rate until such time as the Preferred Investment Total Return Amount is paid in full (and for clarity, such interest at the Default Rate shall become part of the Preferred Investment Total Return Amount, and (ii) SL Member shall be permitted to deliver a notice of default to the Company, following which the Manager shall have thirty (30) days (as the same may be extended as provided below, the “Mandatory Redemption Cure Period”) to either (i) cause the Company to pay the Preferred Investment Total Return Amount to SL Member, or (ii) initiate such procedures as may be available to the Company under the Investment JV Agreement to cause one or more Properties to be sold, recapitalized and/or refinanced in a manner such that the anticipated distributions from such transaction to the Company in accordance with the Investment JV Agreement would generate sufficient Available Cash to pay the Preferred Investment Total Return Amount and thereby redeem the Preferred Equity Investment in full (such transactions collectively, a “Mandatory Redemption Capital Event”). SL Member acknowledges and agrees that if the Company proceeds in accordance with clause (ii) above, as long as the Company has issued such notices and otherwise taken such actions as are permitted in accordance with the Investment JV Agreement to commence a Mandatory Redemption Capital Event and continues to actively pursue the same, (x) the Company shall have fulfilled its obligations hereunder; and (y) SL Member shall not exercise any remedies against the Company, the Manager or any Member in respect of the Company’s failure to timely pay the Preferred Investment Total Return Amount, other than the accrual of Preferred Return at the Default Rate.

(d)           Upon redemption in full of the Preferred Member Interest, SL Member shall have no further rights or obligations hereunder, except for any rights of indemnification or other claims accruing prior to such date or which by their terms survive such redemption. Notwithstanding the foregoing, if, at any time, any payment or portion thereof made by or for the account of the Company, the Manager or any Member on account of the Preferred Investment Total Return Amount or any portion thereof is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable federal or state bankruptcy, insolvency or similar law, to the fullest extent permitted by law, the Preferred Member Interest (x) shall continue and remain in full force and effect, or (y) without further act or instrument, shall be reinstated as a Preferred Member Interest and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof had not been made and, if applicable, as if such previous termination had not occurred, in each case, until such time as the amount of the payment that was set aside is actually and indefeasibly paid to SL Member.

(e)            Notwithstanding anything to the contrary herein, but subject to any limitations set forth in any Financing Documents (including those evidencing, governing and/or securing the NML Acquisition Financing, which restrict redemptions of the Preferred Equity Investment during the first two (2) years following the Effective Date), the Company may redeem the Preferred Member Interest at any time, including in connection with a disposition or financing of the Investment JV Interest or any Property, provided that in connection therewith (and as a condition thereto) SL Member receives the Preferred Investment Total Return Amount.

(f)            SL Member acknowledges and agrees that notwithstanding any provision to the contrary, following a Preferred Equity Conversion Event, neither SL Member nor any Person acting by or through SL Member (including the NTR Member, the NTR or the NTR Operating Partnership) shall have any further rights as a Preferred Member, and its rights shall be solely those of a Common Member with respect to its Common Equity Investment.

(g)            The Preferred Equity Investment shall be treated as equity for all income tax and financial reporting purposes and the Company and each Member shall file all tax returns and financial statements consistently with such treatment.

3.03         Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.

4.            CAPITAL

4.01         Initial Capital Contributions. On or prior to the Effective Date, each Member shall make a Capital Contribution to the Company in the amounts set forth on Schedule B hereto (each Member’s “Initial Capital Contribution”).

4.02         Additional Capital Contributions. Should the Company require cash (i) to fund the Company’s share of any JV Capital Call (an “Investment JV Capital Call”), or (ii) to pay Company Expenses that are not covered by cash receipts of the Company, then Manager shall seek the consent of the Members pursuant to Section 7.01(b) to issue a capital notice requiring each Member to make an additional Capital Contribution to the Company (an “Additional Capital Contribution”), pro rata in accordance with such Member’s respective Funding Percentage (any such request, a “Capital Call”).

(a)            Should the Members approve the Capital Call, (i) amounts funded by SP II Member in respect of an Additional Capital Contribution shall be Common Equity, and (ii) amounts funded by SL Member in respect of an Additional Capital Contribution shall be Preferred Equity, provided that to the extent amounts so contributed would exceed amounts permitted by the terms of any Financing (including the NML Acquisition Financing), such excess shall be treated as Common Equity.

(b)            Should the Members not approve the Capital Call, the Manager shall be permitted, without the consent of any Member, to arrange for the funding of such amounts as one or more loans to the Company (each, a “Shortfall Loan”), which (i) shall earn interest at a rate per annum not to exceed twelve percent (12%), (ii) may be made by a Member or one or more third party capital providers selected by Manager (each, a “Shortfall Lender”), (iii) shall be repaid prior to any distributions to the Members pursuant to Section 6.06, and (iv) shall not be secured by any assets of the Company or any Subsidiary or by any Interest in the Company or any direct or indirect interest in any Member. Following the Preferred Equity Conversion Event, in the event that a REIT Member Owner advances any amount as a Shortfall Loan, then notwithstanding anything to the contrary in this Agreement, the REIT Member Owner shall be entitled to structure any such loan in a manner as may be required to ensure that such REIT Member Owner will not be treated as (x) holding a security described in Section 856(c)(4)(B)(iv) of the Code, or (y) otherwise receiving any income or owning any asset that could, at such time or in the future, cause such REIT Member Owner to fail to qualify as a REIT. This may include, without limitation, the REIT Member Owner requiring that the REIT Member Owner’s related Capital Contribution be returned and the REIT Member Owner advance the entire amount of its Capital Contribution and the Shortfall Loan as a loan to or preferred equity of the Company.

5.            CAPITAL ACCOUNTS

5.01         Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code and Regulations Sections 1.704-1(b) and 1.704-2. The initial balance in each Member’s Capital Account shall be as set forth on Schedule B.

5.02         Adjustments. Pursuant to the capital account maintenance rules of Section 704 of the Code and the Regulations thereunder, the Capital Account of each Member shall generally be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) the Book Value of any property contributed by such Member to the capital of the Company (net of liabilities that the Company is considered to assume, or take property subject to, under Section 752 of the Code), and (iii) any income or gain allocated to such Member pursuant to Article 6. The Capital Account of each Member shall generally be decreased by (x) the amount of all cash distributions to such Member, (y) the Book Value of any property distributed to such Member by the Company (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code), and (z) allocations to the Member of Net Losses and any specially allocated items of deduction or loss pursuant to Article 6.

5.03         Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.

5.04         Transfers. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

5.05         Capital Account Balance. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Article 6 and all contributions and distributions made prior to the time as of which such determination is to be made.

6.            ALLOCATIONS AND DISTRIBUTIONS

6.01         Allocation of Net Profits and Net Losses.

(a)            After application of Section 6.02, all Net Profits or Net Losses (and any items thereof), as applicable, for each taxable year or portion thereof shall be allocated among the Members in such ratio or ratios as may be required to cause the balances of the Members’ Economic Capital Accounts to equal, as nearly as possible, their Target Balances. Notwithstanding the foregoing, Manager may adjust the allocations to the Members in its discretion so as to conform as nearly as practicable with the related distributions and expected distributions pursuant to this Agreement, and Manager may take into account any relevant factors in exercising such discretion.

6.02         Regulatory Allocations.

(a)            Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Regulations Section 1.704-2(i); and (ii) “nonrecourse deductions” (as defined in Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their respective Capital Percentages.

(b)           This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.

(c)            To the extent that Net Losses otherwise allocable to a Member under Section 6.01 would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Losses relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Losses shall not be allocated to such Member. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 6.01, the limitation set forth in this Section 6.02(c) shall be applied on a Member by Member basis and Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(d)            If any Member has an Adjusted Capital Account Deficit at the end of any taxable year, such Member shall be specially allocated items of income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.

6.03         Tax Allocations.

(a)            For federal income tax purposes, except as otherwise provided in this Section 6.03, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article 6.

(b)            In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value upon its contribution, using such permissible method as the Manager shall determine. If the Book Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and the Book Value of such Company asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Regulations thereunder.

(c)            For purposes of determining the nature (as ordinary or capital and, if capital, the applicable rate) of certain items of income and gain allocated among the Members for federal income tax purposes pursuant to this Section 6.03, any items of income and gain required to be recognized as ordinary income under Code Section 1245 or as “unrecaptured section 1250 gain” (as defined in Code Section 1(h)), shall be allocated among the Members, to the extent possible, in the same proportion that the Members (or their predecessors) were allocated the tax depreciation deductions or basis deductions, directly or indirectly, giving rise to such treatment under Code Sections 1(h) and 1245.

(d)            If a Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during a taxable year, the Net Profits or Net Losses (and other items referred to in this Article 6) attributable to any such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder that is selected by the Partnership Representative.

(e)            The provisions of this Article 6 (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

6.04         Withholding. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.04 (“Withholding Payments”) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to such Member, then the Member shall reimburse the Company for the amount of such payment, within ten (10) Business Days of the Company’s written demand therefor. The amount of a Member’s reimbursement obligation under this Section 6.04, to the extent not paid, shall be deducted from the subsequent distributions to be made to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 6.04 shall continue after such Member transfers its Interest in the Company or after a withdrawal from the Company by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Company and the other Member from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts.

Any Imputed Underpayment Amount shall be treated as if it were paid by the Company as a Withholding Payment with respect to the appropriate Members. The Partnership Representative shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a Member shall be treated as a Withholding Payment with respect to such Member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a former member of the Company shall be treated as a Withholding Payment with respect to both such former member and such former member’s transferee(s) or assignee(s), as applicable, and the Partnership Representative may exercise the Company’s rights pursuant to this Section in respect of either or both of the former member and its transferee or assignee.

6.05         Tax Matters.

(a)            Partnership Representative. BGO Manager is hereby designated as the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code as of the Effective Date. This designation is effective only for the purpose of activities performed pursuant to the Code. The Partnership Representative shall notify the Members of any federal income tax or other material tax audit or litigation and shall afford each Member a reasonable opportunity to comment on any material submissions. Manager shall not take any action in respect of tax matters except in accordance with Section 8.04.

(b)            Tax Elections. Subject to Section 8.04, all elections and other tax decisions by the Company or the Subsidiary for federal income tax or other tax purposes shall be made by the Partnership Representative. If either Member requests, the Partnership Representative shall cause the Company and its Subsidiaries (that are not disregarded entities) to make an election under Section 754 of the Code.

(c)            Tax Returns. Subject to Section 8.04, the Partnership Representative is hereby authorized and empowered to prepare or have prepared, to execute or have executed and to file, on behalf and in the name of the Company, any returns, applications, elections and other instruments and documents, under applicable tax law. The Partnership Representative shall cause all Company and Subsidiary tax returns, applications, elections and other instruments and documents under applicable tax law to be timely filed with the applicable government authorities within allowable time periods, including extensions.

(d)            Withholding Certificates. The Members shall deliver to the Company, at the time or times prescribed by applicable law and at any times reasonably requested by the Company, such information, documentation or certification as may be prescribed by applicable law or reasonably requested by the Company to determine whether withholding may be required with respect to the Member’s Interest in the Company or in connection with tax filings in any jurisdiction in which or through which the Company invests, including any information or certification required for the Company (or any other entity in which the Company directly or indirectly invests) to comply with any tax return or information filing requirements or to obtain a reduced rate of, or exemption from, any applicable tax.

6.06         Distributions.

(a)            The amount and timing of distributions shall be at the sole discretion of Manager; provided, however, (i) distributions in respect of the Preferred Return shall be made no less frequently than quarterly, and (ii) distributions of Available Cash constituting proceeds of a Capital Event shall be distributed no later than thirty (30) days after the consummation of the applicable Capital Event or the receipt by the Company of the proceeds thereof.

(b)           Subject to Section 6.06(c):

(A)            Prior to the Preferred Equity Conversion Event, Available Cash shall be distributed as follows:

(i)            Ordinary Cash Flow. Available Cash received by the Company other than in connection with a Capital Event shall be distributed in the following manner and priority:

(x)            First, to the extent the Preferred Equity Investment or any portion thereof remains outstanding, one hundred percent (100%) to the Preferred Member until the Preferred Member has received an amount equal to the Preferred Return; and

(y)            Second, one hundred percent (100%) to the Common Members, pro rata in accordance with their respective Common Equity Percentages.

(ii)            Capital Event Proceeds. Available Cash received by the Company in connection with a Capital Event shall be distributed in the following manner and priority:

(x)            First, to the extent the Preferred Equity Investment (or any portion thereof) remains outstanding, one hundred percent (100%) to the Preferred Member until the Preferred Member has received aggregate distributions pursuant to this Section 6.06(b)(i) and Section 6.06(a)(i) in an amount equal to the Preferred Investment Total Return Amount; and

(y)            Second, one hundred percent (100%) to the Common Members, pro rata in accordance with their respective Common Equity Percentages.

(B)            From and after completion of a Preferred Equity Conversion Event, Available Cash shall be distributed to the Common Members, pro rata in accordance with their Common Member Percentages (as the same are established pursuant to Section 9.07(a)(B)).

(c)            Notwithstanding the foregoing, to the extent there are any Shortfall Loans outstanding, (i) prior to the Preferred Equity Conversion Event, such Shortfall Loans shall be repaid after payments owed to the Preferred Member pursuant to Sections 6.06(b)(A)(i)(x) and 6.06(b)(A)(ii)(x) but prior to any distributions to the Common Members pursuant to Sections 6.06(b)(A)(i)(y) and 6.06(b)(A)(ii)(y), and (ii) from and after completion of a Preferred Equity Conversion Event, Shortfall Loans shall be repaid prior to any distributions to the Members pursuant to Section 6.06(b)(B). Any amounts of Available Cash that are applied to the repayment of Shortfall Loans in accordance with the foregoing shall be applied by first repaying the most recently made Shortfall Loans, and thereafter repaying any remaining Shortfall Loans, in the reverse order made, with accrued interest being paid first, and principal and any other amounts due being paid second, on each Shortfall Loan.

6.07         Return of Distributions. If to satisfy an obligation of the Company, the Members are required, as a matter of law, to return to the Company or pay to a creditor of the Company distributions they have received from the Company, each Member shall return distributions to the Company in such amounts that were distributed to them but would not have been had the aggregate distributions by the Company been reduced by the aggregate amount of the distributions required by law to be returned to the Company. The purpose of this Section 6.07 is to allocate the responsibility to return amounts that are required to be returned as a matter of law and not to create any contractual or other requirement to return distributions to the Company.

7.            MANAGEMENT

7.01         Management.

(a)            Subject to the express terms and conditions of this Agreement, the management and control of the business and affairs of the Company shall be vested in the Manager and the Manager shall have full and complete discretion to manage and control the business and affairs of the Company and to make all decisions affecting the same, and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company. Without limiting the generality of the foregoing, the Manager shall have the authority, on behalf of the Company, to take all actions necessary or appropriate in relation to the Investment JV Interest, including the exercise of all rights, granting or withholding of all consents, approvals or waivers, making of all elections and enforcement of all remedies, to the extent of the rights held by the Company as a member of the Investment JV, pursuant to the Investment JV Agreement or otherwise. The Manager shall constitute a “manager” for purposes of the Act, and the actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. By way of example, and without limitation, the Manager shall have the authority to:

(i)            take all actions on behalf of the Company in respect of the Investment JV and the Investment JV Interest, including the exercise of all rights and remedies under the Investment JV Agreement;

(ii)            employ and/or dismiss from employment any and all persons providing legal, accounting, brokerage, consulting, investment advisory, management or custodian services to the Company;

(iii)           incur and pay Company Expenses;

(iv)          open accounts and deposit, maintain and withdraw funds in the name of the Company in banks, savings and loan associations, brokerage firms or other financial institutions;

(v)           establish reasonable reserves for contingencies and for any other proper Company purpose;

(vi)          bring and defend actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission;

(vii)         prepare and file, or cause the Company’s accountants to prepare and file, all necessary returns and statements and pay all taxes, assessments and other impositions applicable to Company assets; and

(viii)        take all actions, and authorize any member, employee, officer, director or other agent of Manager or agent or employee of the Company to act for and on behalf of the Company, in all matters necessary to, in connection with, or incidental to, any of the foregoing.

(b)            Notwithstanding the foregoing, the Manager shall not cause or permit the Company to take or make any Major Decision without the prior written consent of the Members. Each of the following actions shall constitute a “Major Decision”:

(i)            issuing a Capital Call for an Additional Capital Contribution;

(ii)            except in connection with a sale of all or substantially all of the assets of the Company in accordance with this Agreement, merging, consolidating, dissolving, liquidating, transferring or winding up the Company or materially changing the ownership structure of the Company;

(iii)          changing the nature of the business of the Company or permitting the Company to enter into any business other than or in addition to that contemplated by this Agreement;

(iv)          approving the admission to the Company of an additional Member, other than as expressly provided in this Agreement (including, without limitation, the admission of the NTR Member following a Preferred Equity Conversion Event in accordance with Section 9.07);

(v)           adopting any material amendment to this Agreement;

(vi)          incurring any indebtedness for borrowed money (or refinancings thereof) at the Company level;

(vii)         acquiring any assets other than the Investment JV Interest and related or ancillary property; and

(viii)        approving the acquisition by the Investment JV, directly or indirectly, of any real estate assets other than the Properties (a “New Property Acquisition”).

The Manager shall deliver written notice of any proposed action constituting a Major Decision to the Members, and the Manager and the Members shall discuss, reasonably and in good faith, such Major Decision. If, as of the date that is ten (10) days after delivery of any such written notice (or such shorter period of time as the Manager may set forth in such written notice, but in no event less than five (5) Business Days), the Members have not unanimously approved the Major Decision in question, the applicable action shall not be taken, and the Manager shall cease any activity, or reverse any activity previously undertaken, in furtherance thereof. Notwithstanding the foregoing, in the event that there is dispute among the Members regarding a Major Decision to proceed with a New Property Acquisition, subject to any applicable terms of the Investment JV Agreement, a Member that approved such Major Decision shall not be restricted hereby from participating in such New Property Acquisition through an investment vehicle other than the Company. In voting on a Major Decision, each Member may take into account only his or her own interests and shall have no duty to consider the interests of, nor have any fiduciary duty to, any other Person other than a duty to act in good faith.

(c)            In addition to the matters specified above as Major Decisions requiring the consent of the Members, the Manager shall notify and seek the unanimous consent of the Members on material conflicts of interest identified by the Manager in good faith.

(d)            Notwithstanding anything herein to the contrary, Manager shall be permitted to take any and all actions on behalf of the Company without the consent of the Members to enforce or protect any rights of the Company or any Subsidiary under any agreement or other arrangements between a Member and/or any of its Affiliates, on the one hand, and the Company and/or any Subsidiary, on the other hand.

(e)            The Manager shall have the right to delegate to one or more of its Affiliates, including any officer, employee or agent, the rights and powers of the Manager to manage and control the business and affairs of the Company. Without the consent of any Member, the Manager may assign its rights and obligations as Manager to (i) any Affiliate of the Manager, as long as the Manager is not released from any liabilities and/or obligations under this Agreement, (ii) a Person that succeeds to the business of Manager and Manager’s Affiliates substantially as an entirety, (iii) any Person the ownership of which is substantially the same as that of the Manager, or (iv) any Person at least fifty percent (50%) of the voting securities, general partnership interests or membership interests of which is owned, directly or indirectly, by any Person described in clause (i), (ii) or (iii) above.

(f)            The Manager may, from time to time, retain any unaffiliated third party to provide services to the Company, provided that the Manager reasonably believes that such person is qualified to provide such services, and the Manager shall be entitled to rely in good faith upon the recommendations, reports, advice or other services provided by any such agent. Such agent shall be paid such amounts as are negotiated with the Manager and the same shall be Company Expenses.

7.02         Other Activities. Except as otherwise expressly provided herein, each Party recognizes that each other Party and its respective members, managers, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, have or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and/or the Investment JV and other Subsidiaries, and that the other Parties, and their respective members, managers, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments. None of the Company, the Subsidiaries or the other Parties shall have any right, by virtue of this Agreement, in or to such other activities, or the income or profits derived therefrom, and the pursuit of such other activities, even if competitive with the business of the Company, the Investment JV or any other Subsidiary, shall not be deemed wrongful or improper.

7.03         Fees. The Manager shall not receive any fees or other compensation from the Company in respect of its activities as Manager hereunder. However, nothing in this Agreement shall restrict the Manager from entering into separate agreements or arrangements pursuant to which it provides investment advisory, management or similar services to a Member or any Affiliate of a Member and receives, in consideration thereof, management fees, incentive payments or other compensation of any kind, including services pertaining to such Member’s investment in the Company, the Investment JV and the Properties. Without limiting the generality of the foregoing, it is acknowledged and agreed that SP II Member or its Affiliate will be party to such an arrangement with the BGO Manager as of the Effective Date (the “SP Investment Advisory Agreement”) and the SP II Member agrees that should the SP Investment Advisory Agreement terminate (whether in its entirety or otherwise as to SP II Member’s investment in the Company), SP II Member authorizes BGO Manager (for so long as BGO Manager is the Manager of the Company) or the NTR Member (for so long as BGO is the manager of the NTR Member), upon receipt of written notice from BGO Manager pursuant to this Section 7.03, to, from and after the date specified in such written notice: (1) deduct out of the distributions otherwise payable to SP II Member under Section 6.06 the fees BGO Manager would otherwise be entitled to receive under the SP Investment Advisory Agreement had it not been so terminated and remit such amounts to BGO Manager; and (2) distribute amounts otherwise payable to SP II Member under Section 6.06 (after deduction of fees pursuant to clause (1)) to SP II Member and to BGO Manager or its designated Affiliate in the amounts and order of priority to be set forth in such written notice (which shall reflect incentive distributions BGO Manager would otherwise be entitled to receive under the SP Investment Advisory Agreement had it not been so terminated).

7.04         REIT Compliance.

(a)            General. The Members acknowledge and agree that one or more Members or direct or indirect owners of Members may intend to qualify as real estate investment trusts (“REITs”) within the meaning of Section 856 of the Code. In furtherance thereof (and notwithstanding anything to the contrary in this Agreement), the Manager may, in its sole discretion, cause the business of the Company, or any of its Subsidiaries or affiliates, to be conducted so as to cause or allow the Company’s income and assets to meet the requirements of Sections 856(c)(2), 856(c)(3), 856(c)(4), and 856(d) of the Code, as in effect from time to time (as if the Company were a REIT). The Members acknowledge and agree that the Manager shall be entitled to exercise any vote, consent, election, or other right under this Agreement in furtherance of the foregoing. Without limiting the above, unless otherwise determined by the Manager, neither the Company nor any Subsidiary shall enter into any lease or similar arrangement pursuant to which either: (1) rent is based on the income or profits or any Person (other than amounts based on a fixed percentage or percentages of receipts or sales), (2) such lease fails to satisfy the provisions of Section 856(d)(2)(B) of the Code, (3) rent attributable to personal property leased in connection with such lease is equal to or greater than 15% of the total rent to be received under the lease, (4) the provisions of such lease fail to conform with normal business practice or fail to reflect arm-length terms, or (5) pursuant to which any of the income derived from such lease will fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code. Unless otherwise determined by the Manager, neither the Company nor any Subsidiary shall make an election or take any action that would cause the Company, or any of its Subsidiaries, to be treated as an entity that is not classified either as a partnership or as a disregarded entity for federal income tax purposes, as applicable.

(b)            Except as specifically provided otherwise, all costs of compliance with this Section 7.04 shall be costs of the Company. The limitations of this Section 7.04 shall be applicable even if they require the Company to forego an otherwise advantageous business opportunity and/or affects the profitability of the Company and/or otherwise precludes the Company from taking an action, or requires the Company to take an action which it would not have otherwise taken, even though the taking of such action or not taking such action, respectively, might otherwise be advantageous to the Company and/or to one or more of the Members.

7.05         Manager Removal and Replacement.

(a)            Bad Acts. BGO Manager or any successor or replacement Manager of the Company other than the NTR Member may be removed as “Manager” of the Company following the occurrence of any of the following (each, a “Bad Act”), on the terms and subject to the conditions set forth in this Section 7.05:

(i)            fraud, willful misconduct or gross negligence committed by or at the direction of Manager in connection with the performance of its obligations under this Agreement or pertaining to the Company, the Investment JV or any other Subsidiary or any Property which, in the case only of gross negligence is not remedied within twenty (20) days after Manager’s receipt of written notice of its commission thereof;

(ii)            the failure of Manager to perform any of its obligations to the Company and the Members as expressly stated in this Agreement, and such failure (A) continues for a period of thirty (30) days after Manager receives written notice thereof or, if such failure is susceptible of cure but not within thirty (30) days, such longer period of time as may be necessary to complete such cure, as long as Manager commenced to cure during the initial thirty (30) day period and continues to pursue such cure during the extended period; and (B) has or can reasonably be expected to have a material adverse effect on the Company, the Investment JV or the Properties; or

(iii)            the filing by Manager of a petition for relief under the United States Bankruptcy Code, as amended; the making by Manager of an assignment for the benefit of creditors; the making of any application by Manager for the appointment of a custodian, receiver or trustee for itself or its assets; or the consenting to any other bankruptcy or similar proceeding against it, or the admission in writing of its inability to pay its debts generally as they become due, in each case by Manager.

Notwithstanding the foregoing, a Bad Act as described in Section 7.05(a)(i) or Section 7.05(a)(ii) will be deemed cured if the Manager satisfies the Excusable Employee Breach Conditions with respect thereto; provided, however, that the Manager shall not be permitted to cure a Bad Act by satisfaction of the Excusable Employee Breach Conditions on more than three (3) separate occasions.

(b)            Removal Procedures.

(i)            If either of SL Member or SP II Member, acting singly, or both of them jointly (individually or collectively, as applicable, the “Removing Member”), determine(s) that a Bad Act has occurred and is continuing after all applicable notice and cure periods set forth in Section 7.05(a), the Removing Member may deliver written notice to the Manager (and to the other Member, if applicable), specifying in reasonable detail the facts surrounding the alleged Bad Act in question (a “Bad Act Notice”). The Manager shall have the right to contest the occurrence of such Bad Act by delivering written notice to the Members within five (5) Business Days after receipt of the Bad Act Notice, stating Manager’s election to submit such matter to Expedited Dispute Resolution (the “Dispute Notice”). Following (but in all events within ninety (90) days after) the expiration of such five (5)-Business Day period or, if applicable, a final determination pursuant to Expedited Dispute Resolution that a Bad Act has occurred, the Removing Member may deliver a written notice to the Manager revoking the Manager’s authority hereunder (a “Removal Notice”) effective as of the date set forth in the Removal Notice. From and after the date that a Bad Act Notice is delivered but prior to the effective date of removal set forth in a duly issued Removal Notice, the Manager shall continue to manage and operate the business of the Company in accordance with this Agreement.

(ii)            “Expedited Dispute Resolution” means, in connection with the determination of the occurrence of a Bad Act, arbitration in the State of New York before one (1) qualified arbitrator. Upon receipt by the Members of any Dispute Notice in accordance with Section 7.05(b)(i)), the Removing Member shall propose at least three (3) qualified arbitrators. Each of the proposed arbitrators shall be either (x) a retired judge or justice of a court of the State of Delaware or the State of New York, or (ii) an attorney licensed to practice and practicing in the State of Delaware or the State of New York for not less than twenty (20) years and experienced in the organization and operation of business entities organized under Delaware law and the negotiation of managed investment vehicle agreements comparable to this Agreement. Each of the proposed arbitrators shall have had no business or familial relationship with any Party, or any Affiliate of any Party, or counsel to either Party during the prior ten (10) years. The Manager shall select one of the three (3) arbitrators proposed by the Removing Member. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules; provided, however, that the arbitrator shall give all parties a full and fair opportunity to prepare their claim(s) or defense(s) and be heard. The arbitrator shall issue a reasoned opinion within thirty (30) days after appointment of the arbitrator or otherwise in accordance with the Expedited Procedures in the Comprehensive Arbitration Rules and Procedures. Any arbitration shall be conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the Effective Date, including Rules 16.1 and 16.2 of those Rules. The Members and the Manager agree that they will give conclusive effect to the arbitrator’s determination; provided, however, that the Members shall not be deemed to waive their rights to appeal or seek modification or nullification of the arbitration award to the fullest extent permitted by law. The arbitrator shall decide the dispute in accordance with the laws of the State of Delaware, without regard to conflict of law principles. The costs of the arbitration initially shall be shared by the Parties in equal amounts. Each Party shall bear its own attorneys’ fees during the arbitration. The prevailing party shall be repaid all of such fees and expenses (including reasonable attorneys’ fees) by the non-prevailing party within ten (10) days after receiving notice of the arbitrator’s decision.

(c)            Replacement. If Manager shall be removed in accordance with the foregoing provisions of this Section 7.05, the Members shall have the ability to appoint a replacement Manager, which may or may not be a Member or an Affiliate of a Member, provided that a successor manager shall be appointed only if the following conditions are satisfied:

(i)            such appointment shall be approved by both Members;

(ii)            the replacement Manager shall have accepted and agreed in writing to be bound by this Agreement from and after the date of such appointment and provided evidence reasonably acceptable to the Members that such acceptance and agreement have been authorized by all necessary corporate action; and

(iii)          such appointment shall not result in a breach of the Investment JV Agreement or any Financing Document.

The Members shall use commercially reasonable efforts to cause a replacement Manager to be appointed as promptly as practicable following the effective date of removal. During any interim period between the effective date of removal and the appointment of a replacement Manager, the Members shall act as co-Managers.

(e)            Replacement Upon Preferred Equity Conversion Event. Upon the occurrence of a Preferred Equity Conversion Event, without notice to or consent by any Member and without the need for any further documentation, the existing Manager shall be removed as Manager and the NTR Member shall become the Manager. Notwithstanding any provision in this Agreement, in no event shall the NTR Member be subject to removal and replacement pursuant to the provisions of Sections 7.05(a) and (b) or otherwise.

8.            BOOKS AND RECORDS

8.01         Books and Records. The Manager shall maintain or cause to be maintained full and accurate books and records of the Company. The Manager shall maintain or cause to be maintained such books and accounts in a safe manner and separate from any records not having to do directly with the Company. Such books and records of account shall be prepared and maintained by the Manager at the principal place of business of the Company or such other place or places as may from time to time be reasonably determined by Manager. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at its own expense at the Company’s office during reasonable business hours.

8.02         Accounting and Fiscal Year. The reports to be provided to the Members pursuant to this Article 8 shall be prepared on such basis as the Manager determines in good faith shall appropriately reflect the operations and assets of the Company, provided that the financial statements required to be delivered shall be prepared in accordance with U.S. generally accepted accounting principles. All costs of preparation of such reports and financial statements shall be paid by the Company. The taxable year of the Company shall end on December 31 of each year, unless a different taxable year shall be required by the Code (the “Fiscal Year”). All decisions with respect to accounting principles shall be made by the Manager.

8.03         Valuations. The Manager shall seek an Appraisal of each Property on an annual basis, unless the Members approve less frequent appraisals. In addition, the Manager will update the valuation of the Properties on a quarterly basis (or at any other time as deemed necessary or advisable by the Manager in its discretion) based on material items occurring since the last annual Appraisal. The Manager shall cause a copy of each Appraisal obtained for any Property to be provided to the Members. The cost of such Appraisals shall be borne by the Company as a Company Expense.

8.04         Income Tax Information

(a)            The Manager shall submit drafts of tax returns, including schedules and exhibits thereto, to the Members within forty-five (45) days after the end of each Fiscal Year. After making changes reasonably requested by the Members, the Manager shall file or cause to be filed all tax returns required of the Company. In the event of any disagreement among the Members and Manager, Manager shall determine in its good faith reasonable discretion any decisions regarding or affecting the allocation, reporting or characterization for tax purposes of items of income, gain, loss or deduction of the Company and the Subsidiary, including, but not limited to, whether to make any available election pursuant to the Code and the Regulations.

(b)            Within ninety (90) days after the end of each Fiscal Year, the Manager shall prepare or cause to be prepared and sent to each Member who was a Member at any time during such Fiscal Year copies of such information as may be required for federal, state and local income tax reporting purposes, including copies of Schedule K-1 or any successor schedule or form, for such Person, and such other information as a Member may reasonably request, including a state allocation schedule of the Company’s taxable income, a state apportionment factors schedule, and such other information as any Member may reasonably request for the purpose of preparing its own federal, state and local income tax returns. Such reports shall be based upon the tax returns prepared in accordance with Section 8.04(a).

8.05         Reports.

(a)            Unless otherwise required sooner by the NTR Member to comply with its reporting obligations, the Manager shall prepare or cause to be prepared at the Company’s expense and furnish to each of the Members within sixty (60) days after the close of each Fiscal Year of the Company audited financial statements including a balance sheet, a statement of income and loss, a statement of cash flow and a statement of changes in Members’ capital (each consolidated, if applicable), along with accompanying footnotes and auditor’s opinion, of the Company and the Subsidiary dated as of the end of such Fiscal Year.

(b)            Unless otherwise required sooner by the NTR Member to comply with its reporting obligations, the Manager shall prepare or cause to be prepared and furnish to each of the Members within forty-five (45) days after the close of each fiscal quarter other than the final fiscal quarter of each Fiscal Year, (i) an unaudited balance sheet and income statement of the Company, and (ii) all material quarterly reports distributed by the Investment JV to the Company in accordance with the Investment JV Agreement.

(c)            To the extent the reports required by Section 8.05(a) and 8.05(b)(i) are not delivered by the dates specified due to the failure of the Investment JV (or of any property manager engaged by the Investment JV or any other Subsidiary) to deliver the necessary information, the Manager shall have an additional period of time as necessary to prepare the reports promptly after receipt of the information.

(d)            The Manager agrees to use commercially reasonable efforts to provide each Member, at such Member’s expense, with such other reports and information as may be requested by such Member in order to comply with its own reporting obligations.

8.06         The Company Auditor. The Company shall retain a regular accountant and auditor for the Company (the “Company Auditor”). The initial Company Auditor shall be Ernst & Young. Subject to Section 8.09, fees and expenses of the Company Auditor shall be a Company Expense.

9.            TRANSFER OF INTERESTS

9.01         No Transfer. Except as expressly permitted in Section 9.02 below, any direct or indirect sale, assignment, transfer, conveyance, encumbrance, pledge or hypothecation of all or any portion of any Interest or any of the right, title and/or interest of a Member under this Agreement (each, a “Transfer” with “Transferor” and “Transferor” having correlative meanings) shall be prohibited without the consent of the Manager, which may be granted or withheld in Manager’s sole and absolute discretion. For the avoidance of doubt, the term “Transfer” includes any direct or indirect sale, assignment, transfer, conveyance, encumbrance, pledge or hypothecation by a direct or indirect beneficial owner of a Member of all or any portion of such owner’s direct or indirect interest in the Member. Any Transfer not in compliance with this Agreement shall be null and void ab initio.

9.02         Permitted Transfers. Notwithstanding Section 9.01, the following Transfers shall be permitted without the approval of the Manager or any Member, subject to the conditions as set forth herein: (a) a Transfer of all or any portion of a Member’s Interest to an Affiliate of such Member, provided that the applicable requirements set forth in Section 9.04 are satisfied; (b) the Transfer of the entire Common Equity Interest acquired by SL Member in connection with the Preferred Equity Conversion Event to the NTR Member in accordance with Section 9.07; (c) a Transfer of SP II Member’s Interest pursuant to Section 9.08(a) following issuance of a Liquidity Notice, provided that the applicable requirements set forth in Section 9.04 are satisfied; and (d)  from and after the expiration of the Interest Sale Lockout Period, a Transfer of all or any portion of a Member’s Interest to any Person as long as the applicable requirements of Section 9.04 are satisfied.

9.03         Reserved.

9.04         Transferees. Notwithstanding anything to the contrary contained in this Agreement, (a) no Transfer shall be permitted to the extent that such Transfer would violate any applicable law or any provision of any agreement to which the Company or any Subsidiary or their respective assets are bound; (b) no Transferee of all or any portion of any direct Interest shall be admitted as a substitute Member unless (i) such Interest is Transferred in compliance with applicable law and the applicable provisions of this Agreement, and (ii) such Transferee shall have executed and delivered to the Company such instruments as the Transferring Member and the Manager reasonably deem necessary or desirable to effectuate the admission of such Transferee as a Member and to confirm the agreement of such Transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest; (c) in no event may any Transfer be made to a Prohibited Person; and (d) a Transferring Member shall provide Manager with fifteen (15) Business Days’ prior written notice of a Transfer together with the identity of the Transferee and such information as may be requested by the Manager to complete “know your customer” or other regulatory investigations with respect to the Transferee (provided that such notice shall not be required with respect to any Transfers of interests in a publicly traded company). As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any Transferee as a Member shall be paid by such the Transferring Member or its Transferee.

9.05         Imputed Underpayment Amount. Any Imputed Underpayment Amount that is properly allocable to an assignor of an Interest, as reasonably determined by Manager, shall be treated as a Withholding Payment with respect to the applicable assignee in accordance with Section 6.04. Furthermore, as a condition to any Transfer, each assignor shall be required to agree to indemnify and hold harmless the Company from and against any and all liability with respect to the assignee’s Withholding Payments resulting from Imputed Underpayment Amounts attributable to the assignor to the extent such Imputed Underpayment Amounts are not covered by Withholding Payments attributable to the assignor or transferee

9.06         Reserved.

9.07         Preferred Equity Conversion Event. At any time upon written notice from BGO Manager to the Members pursuant to this Section 9.07 (a “PECE Notice”), the Members shall take such actions as are directed by BGO Manager, whether in the PECE Notice or in any subsequent written notice to the Members, to complete the following series of transactions (collectively, the “Preferred Equity Conversion Event”):

(a)            The Preferred Equity Investment shall be converted to a Common Equity Investment, as follows: The Preferred Equity Investment shall be converted into a Common Equity Investment having a value equal to the sum of all Capital Contributions made by SL Member as of the date of the Preferred Equity Conversion Event. Upon such conversion, (A) any and all rights of SL Member in respect of the Preferred Equity Investment, including the Preferred Return and rights to receive any or all of the Preferred Investment Total Return Amount, shall terminate and SL Member shall have only the rights hereunder afforded to Common Members, and (B) each Member’s Common Percentage Interest shall be calculated as the ratio, expressed as a percentage, of its Common Equity Investment to the total Common Equity Investments of all Members.

(b)           Upon such conversion, the following transactions and steps shall be taken substantially simultaneously: (A) SL Member shall contribute its Common Equity Interest, directly or indirectly, to the NTR Member, in exchange for equity interests in the NTR or the NTR Operating Partnership, (B) SL Member and the NTR Member shall execute and deliver the NTR Investment Agreement pursuant to which the NTR Member shall assume all rights and obligations of SL Member as a Common Member from and after the date of such contribution, (C) NTR Member shall become Manager of the Company in accordance with Section 7.05(e), and (D) the Company and the NTR Operating Partnership shall enter into a REOC management rights letter in substantially the form attached hereto as Schedule C.

(c)            Thereafter, all distributions pursuant to Section 6.06(a) and Section 6.06(b) shall be made to the Common Members in accordance with their Common Percentage Interests (initially as established pursuant to clause (a) above and thereafter as the same may be adjusted in accordance with this Agreement).

(d)            The Members acknowledge and agree that (i) on the date of conversion, the NTR Member shall become the Manager and the NTR Member will initially be externally managed by BGO Manager, and (ii) the NTR Member shall be permitted to terminate and replace BGO Manager for any or no reason on sixty (60) days’ notice (an “NTR Change of Control”), and neither an NTR Change of Control nor the resulting change in Control of the NTR Member shall constitute a violation of Section 9.01 or any other provision of this Agreement.

9.08         SP II Member Liquidity Option. SP II Member shall have the right to give notice to the Manager and the other Members setting forth its desire to liquidate its Common Equity Investment (a “Liquidity Notice”) at any time from and after the earliest to occur of the following (each, a “Liquidity Trigger Event”): (i) the removal of BGO Manager as Manager of the Company pursuant to Section 7.05(a); (ii) an NTR Change of Control; or (iii) expiration of the Interest Sale Lockout Period. Following delivery of a Liquidity Notice, the Parties shall proceed as set forth in this Section 9.08.

(a)            The Manager shall use commercially reasonable efforts to source one (1) or more investors (an “SP II Recap Investor”) to acquire SP II Member’s entire Interest in the Company (the “SP II Member Buyout Transaction”). As long as the Liquidity Trigger Event is not removal of BGO Manager for a Bad Act, such efforts may include one or more investors with which BGO Manager or its Affiliates have a relationship and investment history. Manager shall have the authority, without the approval of SP II Member or any other Member, to accept any offer(s) pursuant to which (i) SP II Member would receive, in respect of its Interest, net proceeds that equal or exceed the amounts that would be distributed to SP II Member if all of the Properties were sold for their Appraised Values as of the date immediately prior to the date of the Liquidity Trigger Event, the net proceeds thereof were distributed to the Investment JV Members in accordance with the Investment JV Agreement, and the amounts so distributed to the Company were distributed to the Members pursuant to Section 6.06(b) (as then in effect) (the “SP II Member Required Proceeds”), and (ii) SP II Member is not required to provide any representations, warranties or covenants other than with respect to its ownership of its Interest, free and clear of liens (other than restrictions set forth in this Agreement), its authority to transfer its Interest, and similar entity matters regarding SP II Member, and in all events excluding representations, warranties or covenants pertaining to the Properties; it being agreed that all of the other terms of a SP II Member Buyout Transaction, including the economic and other rights granted to the SP II Member Recap Investor(s), may be determined by the Manager in its good faith discretion. SP II Member shall reasonably cooperate with the Manager in pursuing and consummating a SP II Member Buyout Transaction, and shall execute and deliver reasonable and customary documentation, consistent with the conditions in this paragraph, required in connection therewith.

(b)            If a SP II Member Buyout Transaction is not consummated within six (6) months after delivery of the Liquidity Notice, SP II Member shall have the right to require that the Company initiate such procedures as may be available to the Company under the Investment JV Agreement to cause one or more Properties to be sold, recapitalized and/or refinanced in a manner such that the anticipated distributions from such transactions to the Company in accordance with the Investment JV Agreement would generate sufficient Available Cash to pay to SP II Member the SP II Member Required Proceeds in redemption of SP II Member’s Interest in the Company. SP II Member acknowledges and agrees that as long as the Company has issued such notices and otherwise taken such actions as are permitted in accordance with the Investment JV Agreement to commence such sales, recapitalizations and/or refinancings and continues to actively pursue the same, the Company shall not be required to redeem more than twenty-five percent (25%) of SP II Member’s Interest (calculated as a percentage of the SP II Member Required Proceeds) in any single Fiscal Quarter pursuant to this Section 9.08(b).

9.09         Tax Considerations. Notwithstanding anything to the contrary in this Agreement, no Transfer will be permitted unless:

(a)            if the transferor (or if such Member is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such Member that is not a disregarded entity (the “Member’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such Member (or Member’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed IRS Form W-9; and

(b)            if the transferor (or if such Member is a disregarded entity for U.S. federal income tax purposes, the Member’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and such transferee shall jointly provide to the Company written proof reasonably satisfactory to the Manager that any applicable withholding tax that may be imposed on such transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.

10.            INDEMNIFICATION

10.01       Indemnification.

(a)            Except as otherwise provided in this Section 10.01, the Company shall indemnify and hold harmless each of the Members and the Manager and each of their respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates (collectively, the “Indemnitees”) from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceeding, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Property or by reason of such Indemnitee’s acts or omissions which are for or on behalf of the Company and taken in accordance, or believed in good faith to be in accordance, with such Indemnitee’s responsibilities and obligations under this Agreement, as the case may be; provided, that (i) the foregoing indemnity shall not apply to the extent the same arise out of or result from the fraud, willful misconduct, gross negligence, knowing violation of law or willful breach of the terms of this Agreement by such Indemnitee or its Affiliate, (ii) Indemnitees shall only be reimbursed out of the assets of the Company (but the Members acknowledge that the Manager may make a Capital Call for Additional Capital Contributions to the Company to satisfy a Company obligation under this Article 10) and (iii) no Indemnitee shall be reimbursed from the Company Assets for attorneys’ fees or other legal expenses incurred in connection with litigation against another Indemnitee.

(b)            Except in the case of fraud, willful misconduct, gross negligence, knowing violation of law or willful breach of the express terms of this Agreement by a Member or Manager, no Member or Manager shall be liable to any other party or the Company for (i) any act or omission performed or omitted in good faith, (ii) such Member’s or Manager’s failure or refusal to perform any act or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence.

(c)            Without limiting but subject to the foregoing provisions of this Section 10.01 in any action brought by a third party against an Indemnitee pursuant to the Act, the Indemnitee named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under the Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent permitted under the Indemnity Laws, the Company shall advance any expenses incurred by such defending Indemnitee in defending such action, subject to repayment.

(d)            If any claim, action or proceeding is made or brought against a party (the “Indemnified Party”) and pursuant to which claim, action or proceeding another party (the “Indemnifying Party”) shall be obligated to indemnify the Indemnified Party under the terms of this Article 10, then the Indemnifying Party at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnified Party’s name, if necessary, by such attorneys as the Indemnified Party shall approve, which approval shall not be unreasonably withheld (and shall be deemed granted if such attorney is selected by the Indemnifying Party’s insurer). If any claim is made against the Indemnified Party, the Indemnified Party shall give notice of the claim to the Indemnifying Party in order that the Indemnifying Party can undertake its obligations pursuant to the first sentence of this paragraph (d). The Indemnifying Party may settle any such action involving the Indemnified Party on such terms as the Indemnifying Party determines, but only if (i) the Indemnified Party receives a general release from the claimant in the action and (ii) the Indemnified Party shall not be required to admit or be deemed to admit any guilt in any such action. Failure by the Indemnified Party to notify the Indemnifying Party of any claim, action or proceeding shall not affect the Indemnifying Party’s obligations hereunder unless the failure to notify is prejudicial to the Indemnifying Party. The Company shall pay all defense costs of any Indemnified Party as such defense costs are incurred, provided that such defense costs shall be subject to reimbursement by such Indemnified Party in the event of a final determination that such Indemnified Party is not entitled to indemnification under this Article 10.

(e)            In no event shall any Member or Manager be liable to any other party hereunder on account of any lost profits or incidental, consequential, special or punitive damages.

11.            DISSOLUTION AND TERMINATION

11.01       Dissolution and Termination.

(a)            The Company shall be dissolved upon the first of the following events to occur: (i) the consent in writing to dissolve and wind up the affairs of the Company by the Members and the Manager; (ii) all or substantially all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement; (iii) the Certificate of Formation shall have been cancelled in the manner required by the Act; and (iv) the entry of a judicial dissolution under Section 18-802 of the Act; and (v) the election of the Manager in the event that one or both Members fails to fund its Initial Capital Contribution in accordance with Section 4.01.

(b)            Notwithstanding any other provision of this Agreement, the bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)            In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company liquidated as promptly as practicable thereafter, and the assets of the Company shall be distributed as provided for in the Act and thereafter in accordance with Section 11.01(d).

(d)            Distributions to the Members in liquidation or dissolution of the Company shall be made to the Members in accordance with the provisions of Section 6.06.

11.02       Winding Up and Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed as provided for in Sections 11.01(c) and (d). Within ninety (90) days following the dissolution and the commencement of the winding up of the Company, or at any time there are no Members, articles of dissolution, which shall set forth the information required by the Act, shall be filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act.

12.            Representations and warranties

12.01       Representations and Warranties.

(a)            Each Party represents and warrants to the Company and to each other Party as follows:

(i)            Such Party has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Party, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(ii)            All acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(iii)          This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.

(iv)          Such Party has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all persons having consent rights.

(v)           Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(vi)          Such Party has the financial ability to bear the economic risk of its participation in the Company, has the capacity to protect its own interests and has reviewed the risks and merits of its participation in the Company with its counsel and advisors.

(vi)          Such Party is, and all times while it holds interests in or otherwise participates in the Company and its Subsidiaries will remain, in compliance with the USA Patriot Act of 2001, as amended (the “Patriot Act”). The amounts contributed to the Company and its Subsidiaries by such Party that is a Member were not and are not directly or indirectly derived from activities that may contravene federal, state or foreign law, including anti-money laundering laws and regulations. To the best of such Party’s knowledge, none of (A) such Party, (B) any Person Controlling or Controlled by such Party, (C) any Person having beneficial interest in such Party, nor (D) any person for which such Party is acting as agent, nominee, trustee, or fiduciary in connection with the Company is a country, territory, individual or entity named on any list maintained or administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), nor is any such Person prohibited from participating in the Company or any Subsidiary or doing business with such Party under any programs administered by OFAC. Such Party understands that federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals and that the lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at www.treas.gov/ofac.

(vii)         At all times while such Party holds interests in or otherwise participates in the Company and its Subsidiaries, (1) such Party is not, and no portion of the assets used by such Party to acquire or hold any Interest in the Company constitutes “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (2) either (a) such Party is not a “governmental plan” within the meaning of Section 3(32) of ERISA or an entity deemed to hold the assets thereof under applicable law, or (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder are consistent with and do not violate any state laws, rules, or regulations regulating the investments of or fiduciary obligations with respect to such Party or its assets, and (c) neither the Company nor any person managing or administering the assets of the Company will be subject to any such laws, rules or regulations solely as a result of an investment in the Company by such Party.

(b)            Each Party agrees to indemnify and hold harmless the Company, the other Parties, and the Affiliates of all of the foregoing and their respective officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all actual loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any material breach of the representations and warranties by such Party in this Article 12, and all such representations and warranties shall survive the execution and delivery of this Agreement.

13.            Miscellaneous

13.01       Intentionally Omitted.

13.02       Standard of Care. The Manager shall at all times act in good faith and in the best interests of the Company. In managing the affairs of the Company and in its dealings with the Members, the Manager shall be bound by the following duties: (i) a duty of loyalty, which requires the Manager to carry out its responsibilities with loyalty, honesty, good faith and fairness toward the Company and the Members, and (ii) a duty of care, which requires the Manager to discharge its duties with the diligence, care and skill that an ordinarily prudent institutional real estate investment manager in a like position would exercise under similar circumstances. The Manager and each Member confirms that the Members do not owe any fiduciary duty or any other duty to the Manager or any other Member. Whenever a Member who is not the Manager is permitted or required by this Agreement to make a decision in its “sole discretion”, “sole and absolute discretion” or “discretion”, such Member may consider any interests and factors that such Member desires (including, without limitation, such Member’s own interests and interests and factors that are unrelated to the Company and/or the Subsidiary), and to the fullest extent permitted by applicable law, is under no duty or obligation to give any consideration to any other interests of, or factors affecting, the Company, the Subsidiary or any other Member or Person. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Member otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of such Member.

13.03       Intentionally Omitted.

13.04       Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any such written notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) by electronic email transmission (pdf), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt, or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to SL
Member	One Sun Life Executive Park, SC: 3093
Wellesley Hills, MA 02481

If to SP II Member:	c/o BentallGreenOak (U.S.) Limited Partnership
399 Park Avenue, 18th Floor
New York, NY 10022

If to BGO Manager:	c/o BentallGreenOak (U.S.) Limited Partnership
399 Park Avenue, 18th Floor
New York, NY 10022

With a copy to:	Goodwin Procter LLP
601 South Figueroa Street
Los Angeles, CA 90017
Attention: Chauncey Swalwell
Email: cswalwell@goodwinlaw.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its email address or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth. Any counsel designated above or any replacement counsel who may be designated respectively by any Member or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.

13.05       Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.06       Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.07       Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.08       Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.09       Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.10       No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person other than the Members and their permitted successors and assigns.

13.11       Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12       Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

13.13       Counterparts.

(a)            This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

(b)            The exchange of counterparts of this Agreement among the parties by means of electronic email transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

13.14       Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement. This provision shall not create any express or implied third-party beneficiary rights on the part of any other Person.

13.15       Confidentiality. Each Member shall keep confidential and shall not disclose, or permit the disclosure of, any information or materials relating to the Company and its investments and activities that are not generally known to the public or which the Members believe should remain confidential or are required by law or agreement to remain confidential; provided that a Member may disclose such confidential information upon prior written notice to the other Member to the extent (i) the disclosure of such information or materials is expressly required by law; (ii) the information or materials become publicly known other than through the actions or inactions of such Member or its Affiliates, employees, financial sources, representatives, agents, actual or potential permitted investors, permitted transferees or attorneys or violations of this Agreement or any other obligations of confidentiality of such Member; (iii) the disclosure of such information and materials by such Member is to its Affiliates, employees, financial sources, representatives, auditors, agents, actual or potential permitted investors, permitted transferees or attorneys; (iv) disclosure as required by governmental regulatory agencies (including tax authorities in connection with an audit or other similar examination of such Member), self-regulating bodies, law, legal process, or litigation in which such Member is a defendant, plaintiff or other named party; provided, that in each case the Manager is, to the extent practicable, given prior notice of any such required disclosure; or (v) such other Member consents in writing to such disclosure.

13.16       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to any principles of conflicts of laws. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST A PARTY HERETO ARISING OUT OF OR RELATING TO THE THIS AGREEMENT SHALL BE INSTITUTED EXCLUSIVELY IN THE CHANCERY COURTS OF THE STATE OF DELAWARE, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY.

13.17      Amendments. This Agreement may be not be amended, modified or terminated, nor may any provision hereof be waived, except by an instrument in writing executed by Manager and Members or, in the case of a waiver, the party against whom such waiver may be asserted.

13.18       Specific Performance. The parties recognize that irreparable injury will result from a breach of a provision in this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more provisions of this Agreement, any party who may be injured shall, in addition to and not in limitation of any and all other remedies otherwise available at law and/or in equity, be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, provided that the party that does not prevail in such action shall be solely responsible for the prevailing party’s reasonable legal fees and other costs and expenses incurred in connection with the proceeding or action.

[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BGO Manager:

BentallGreenOak (U.S.) Limited Partnership
a Delaware limited partnership

By:	BentallGreenOak (U.S.) GP LLC
a Delaware limited liability company
its general partner

By:	/s/ John Clinton Hinds, Jr.
Name:	John Clinton Hinds, Jr.
Title:	Managing Director

By:	/s/ Steve Reents
Name:	Steve Reents
Title:	Managing Partner

[signature pages continue]

Signature Page to BGO Genesis Holding LLC Agreement

SL Member:

Sun Life (U.S.) HoldCo 2020, Inc.

By:	/s/ Michael Elkas
Name:	Michael Elkas
Title:	Authorized Signer

By:	/s/ Tom Murphy
Name:	Tom Murphy
Title:	Authorized Signer

[signatures continue]

Signature Page to BGO Genesis Holding LLC Agreement

SP II Member:

Strategic Partners II Genesis, LLC
a Delaware limited liability company

By:	Strategic II, LLC,
a Delaware limited liability company
its sole member

By:	BentallGreenOak (U.S.) Limited Partnership
a Delaware limited partnership
its manager

By:	BentallGreenOak (U.S.) GP LLC
a Delaware limited liability company
its general partner

By:	/s/ John Clinton Hinds, Jr.
Name:	John Clinton Hinds, Jr.
Title:	Managing Director

By:	/s/ Steve Reents
Name:	Steve Reents
Title:	Managing Partner

[end of signatures]

Signature Page to BGO Genesis Holding LLC Agreement

SCHEDULE A

Property Owners, Property Owner Parents and Properties

Property Owner (state of formation)	Property
Horizons Industrial I, LLC (DE)	Horizons Building 1 4780 Northwest 41st Street Riverside, Missouri
Horizons Industrial II, LLC (DE)	Horizons Building 2 4950 Northwest 42nd Street Riverside, Missouri
Horizons Industrial III, LLC (DE)	Horizons Building 3 4825 Northwest 41st Street Riverside, Missouri
Horizons Industrial IV, LLC (DE)	Horizons Building 4 4600 Northwest 41st Street Riverside, Missouri
Horizons Industrial V, LLC (DE)	Horizons Building 4400 Northwest 41st Street Riverside, Missouri
Horizons Industrial VI, LLC (DE)	Horizons Building 6 4525 Northwest 41st Street Riverside, Missouri
Horizons Industrial VII, LLC (DE)	Horizons Building 7 4960 Northwest 41st Street Riverside, Missouri
Horizons Industrial VIII, LLC (DE)	Horizons Building 8 5555 Northwest 41st Street Riverside, Missouri
Horizons Industrial IX, LLC (DE)	Horizons Building 9 4110 Northwest Helena Road Riverside, Missouri
Horizons Industrial X, LLC (DE)	Horizons Building 10 4950 Northwest 41st Street Riverside, Missouri
NP Rinck Farm, LLC (DE)

West Chester Trade Building 1

8586 Trade Center Drive West

West Chester, Ohio

West Chester Trade Building 2

8556 Trade Center Drive West

West Chester, Ohio

West Chester Trade Building 3

8531 Trade Center Drive West

West Chester, Ohio

West Chester Trade Building 4

8511 Trade Center Drive West

West Chester, Ohio

Schedule to BGO Genesis Holding LLC Agreement

NP Brate Farm, LLC (DE)	West Chester Trade Building 5 4692 Brate Drive West Chester, Ohio West Chester Trade Building 6 4664 Brate Drive West Chester, Ohio West Chester Trade Building 7 4600 Brate Drive West Chester, Ohio
NP Brate Industrial 2, LLC (DE) *	West Chester Trade Building 8 4591 Brate Drive West Chester, Ohio West Chester Trade Building 9 4583 Brate Drive West Chester, Ohio
NP Hazelwood 370 Building I, LLC (MO) **	Hazelwood Building 1 4801 Trade Access Boulevard Hazelwood, Missouri
NP Hazelwood 370 Building II, LLC (MO) ***	Hazelwood Building 2 4806 Trade Access Boulevard Hazelwood, Missouri
NP Hazelwood 370 Building III, LLC (MO) ***	Hazelwood Building 3 1601 Tradeport Drive Hazelwood, Missouri
NP Hazelwood 370 Building IV, LLC (MO) **	Hazelwood Building 4 1500 and 1550 Tradeport Drive Hazelwood, Missouri
NP Hazelwood 370 Building 5, LLC (DE) **	Hazelwood Building 5 1575 Tradeport Drive Hazelwood, Missouri
NP Hazelwood 370 Building 6, LLC (DE) **	Hazelwood Building 6 1555 Tradeport Drive Hazelwood, Missouri

NP Hazelwood 370 Building 7, LLC (DE) **	Hazelwood Building 7 1600 Tradeport Drive Hazelwood, Missouri
NP Hazelwood 370 Building 9, LLC (DE) **	Hazelwood Building 9 4690 Tradeport Industrial Court Hazelwood, Missouri
NP Hazelwood 370 Building 10, LLC (DE) **	Hazelwood Building 10 4690 Tradeport Industrial Court Hazelwood, Missouri
NP Hazelwood Land Holdings, LLC (MO)	Land Parcel and Common Areas
NP Kenosha Industrial, LLC (DE)	Heartland Building 94 8311 38th Street Kenosha, Wisconsin

* Property Owner Parent is NP Brate Farm, LLC, which will distribute 100% of its interest in each Property Owner denoted with * to the Investment JV substantially simultaneously with closing of the investment.

** Property Owner Parent is Hazelwood Land Holdings, LLC, which will distribute 100% of its interest in each Property Owner denoted with ** to the Investment JV substantially simultaneously with closing of the investment.

*** Property Owner Parent is NP Hazelwood Holdings, LLC, which will distribute 100% of its interest in each Property Owner denoted with *** to the Investment JV substantially simultaneously with closing of the investment.

Schedule to BGO Genesis Holding LLC Agreement

SCHEDULE B

Initial Capital Contributions

Members	Initial Capital Contribution	Funding Percentage
SL Member Preferred Equity	$130,000,000.00	56.5217%
SP II Member Common Equity	$100,000,000.00	43.4783%
TOTAL	$230,000,000.00	100%

Schedule to BGO Genesis Holding LLC Agreement

SCHEDULE C

BGO Genesis Holding, LLC

[ADDRESS]

[*]

BGO REIT Operating Partnership LP

[Address]

Ladies and Gentlemen:

Reference is made to the Limited Liability Company Agreement of NP BGO NTR Portfolio, LLC (the “JV”), as amended from time to time, by and between BGO Genesis Holding LLC (the “Investor”) and the other parties thereto, dated as of [*] (the “JV Agreement”), pursuant to which the Investor, now an indirect subsidiary of BGO REIT Operating Partnership LP (the “Company”), acquired on the date of the JV Agreement an indirect interest in the Properties (as defined in the JV Agreement) and intends to continue to own an indirect interest in each Property, through the JV’s subsidiaries (and now the Company’s indirect subsidiaries), including the parties listed on Schedule A hereto (each, a “Property Owner” and collectively, the “Property Owners”). As of the date hereof, each Property Owner holds, as its only asset (other than assets necessary or incidental to ownership and operation of each Property), fee simple title to, or a long-term leasehold interest in, each Property. For good and valuable consideration acknowledged to have been received in connection with such acquisition, the Investor hereby agrees that in addition to, and without prejudice to, or limitation on, any of the rights of the Company with respect to its direct or indirect interest in the Investor, for so long as the Company continues to hold an interest in the Investor, the Company shall have the right to:

•       be routinely provided with the information set forth in, and consult with the Investor with respect to, those matters described in any property management or asset management agreements in place in relation to each Property, from time to time;

•       receive copies of all reports relating to the management and/or development of each Property, including management and development services provided by the Property Owner, property manager, and any other third party retained by, or on behalf of, any Property Owner;

•       make recommendations to the Investor, relating to the management or development activities with respect to the Property;

•       participate in any decisions with respect to the retention or termination of the services of any property manager or asset manager with respect to each Property;

•       consult with appropriate officers of the Investor in advance with respect to any significant management and development matters including, without limitation, the management, participatory and development rights retained by any Property Owner under any property management agreement or asset management agreement relating to each Property, and the exercise of any significant rights by the Property Owner under any lease relating to each Property; and

Schedule to BGO Genesis Holding LLC Agreement

•       such other consultation and participation rights with respect to each Property as may be reasonably determined by the Company to be necessary for the Company to qualify as a “real estate operating company” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(a “REOC”).

The Investor agrees to follow the recommendations of the Company hereunder in connection with the matters on which it is consulted as described above.

In the event the Company transfers all or any portion of its direct or indirect investment in the Investor to an affiliated entity (or to a direct or indirect wholly-owned subsidiary of any such affiliated entity) that is intended to qualify as a REOC, such affiliated entity shall be afforded the same rights with respect to each Property, as is afforded to the Company hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages to follow]

Very truly yours,

BGO Genesis Holding, LLC

By:
Name:
Title:

Acknowledged and Agreed:

BGO REIT Operating Partnership LP

By:
Name:
Title:

SCHEDULE A

[PROPERTY OWNERS]